Exhibit 99.B(d)(16)(iv)

AMENDMENT TO INVESTMENT SUB-ADVISORY AGREEMENT

between

ING LIFE INSURANCE AND ANNUITY COMPANY

and

JPMORGAN ASSET MANAGEMENT (U.K.) LIMITED

AMENDMENT made as of this 1st day of June, 2006 to the Investment Sub-Advisory Agreement dated as of December 16, 2002, as amended (the “Agreement”), between ING Life Insurance and Annuity Company, an insurance corporation organized and existing under the laws of the State of Connecticut (the “Adviser”), and JPMorgan Asset Management (U.K.) Limited (successor to JPMorgan Fleming Asset Management (London) Limited),a corporation organized and existing under the laws of England (the “Subadviser”). In consideration of the mutual covenants contained herein, the parties agree to amend the Agreement as follows:

1.                                      The final WHEREAS clause is hereby deleted in its entirety and replaced with the following:

WHEREAS, pursuant to authority granted to the Adviser in the Advisory Agreement, the Adviser and the Company’s Board of Directors (the “Board”) wish to retain the Subadviser to furnish investment advisory services to one or more of the series of the Company, and the Subadviser is willing to furnish such services to the Company and the Adviser.

2.                                      Section 1 of the Agreement is hereby deleted in its entirety and replaced with the following:

1. Appointment. The Adviser hereby appoints the Subadviser to act as the investment sub-adviser and manager to the series of the Company set forth on Appendix A hereto (collectively, the “Portfolio”) for the period and on the terms set forth in this Agreement. The Subadviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

In the event the Company designates one or more series (other than the Portfolio) with respect to which the Adviser wishes to retain the Subadviser to render investment advisory services hereunder, it shall notify the Subadviser in writing. If the Subadviser is willing to render such services, it shall notify the Adviser in writing, whereupon such series shall become a Portfolio hereunder, and be subject to this Agreement.

3.                                      Delete in its entirety the last sentence of Paragraph 2(E), which currently reads:

“In addition, subject to seeking the best execution available, the Subadviser may also consider sales of shares of the Portfolio as a factor in the selection of brokers and dealers.”

And replace with the following:

“The Subadviser will consult with the Adviser to the end that portfolio transactions on behalf of a Portfolio are, subject to best execution, directed to broker-dealers that participate in commission recapture programs benefiting the Portfolio, provided that neither the Subadviser nor the Adviser will direct brokerage in recognition of the sale of Portfolio shares.”

4.                                      Appendix A of the Agreement is hereby deleted and replaced with the Amended Appendix A attached hereto.

5.                                      Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

6.                                      In all other respects, the Agreement is confirmed and remains in full force and effect.

7.                                      This Amendment shall become effective as of the date first written above.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

ING LIFE INSURANCE AND ANNUITY COMPANY

By:	/s/ Todd Modic
Todd Modic
Senior Vice President

JPMORGAN ASSET MANAGEMENT (U.K.) LIMITED

By:	/s/ Jayne Ausworth
Name:	Jayne Ausworth
Title:	Vice President

AMENDED APPENDIX A

Fee Schedule

For the services provided by the Subadviser to the following series of ING Partners, Inc., pursuant to the attached Investment Sub-Advisory Agreement, the Adviser will pay the Subadviser a fee, computed daily and payable monthly, based on the average daily net assets of the series at the following annual rates of the average daily net assets of the series:

SERIES	RATE

ING JPMorgan International Portfolio	0.55% on the first $100 million
0.40% on the next $200 million
0.35% on the next $200 million
0.30% on assets thereafter

If the Adviser or any of its affiliates appoints the Subadviser or any of its affiliates to manage another portfolio(s) following the Subadviser’s “EAFE PLUS” investment strategy (“New Portfolio”), the assets of the New Portfolio will be aggregated with the assets of the Series in calculating the Subadviser’s fee at the above stated rate.